Exhibit 99.1
FOR IMMEDIATE RELEASE —
Date: October 21, 2010

Contact:
Investors	Media
Jay Gould	Maureen Brown
Jay.Gould@huntington.com	Maureen.Brown@Huntington.com
(614) 480-4060	(614) 480-5512
Todd Beekman
Todd.Beekman@huntington.com
(614) 480-3878
HUNTINGTON BANCSHARES REPORTS
THIRD QUARTER NET INCOME OF $100.9 MILLION,
OR $0.10 PER COMMON SHARE
•	UP FROM $48.8 MILLION, OR $0.03 PER COMMON SHARE, IN 2010 SECOND QUARTER
•	1% LINKED-QUARTER INCREASE IN FULLY TAXABLE EQUIVALENT REVENUE
•	IMPROVED LINKED-QUARTER CREDIT QUALITY
•	18% DECLINE IN NONACCRUAL LOANS
•	140% ALLOWANCE FOR CREDIT LOSSES COVERAGE OF NONACCRUAL LOANS, UP FROM 120%
•	3% LINKED-QUARTER INCREASE IN NONINTEREST EXPENSE PRIMARILY RELATED TO STRATEGIC INITIATIVE IMPLEMENTATION
•	STRENGTHENED CAPITAL
COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2010 third quarter net income of $100.9 million, or $0.10 per common share. This compared with net income of $48.8 million, or $0.03 per common share, in the 2010 second quarter and a net loss of $166.2 million, or $0.33 per common share, in the year-ago quarter.
For the first nine months of 2010, Huntington reported net income of $189.4 million, or $0.14 per common share, compared with a net loss of $2.7 billion, or $6.08 per common share, in the comparable year-ago period. The year-ago period included $2.6 billion pre-tax, or $5.52 per common share, of goodwill impairment charges.

“There was much to be pleased with about our 2010 third quarter financial performance,” said Stephen D. Steinour, chairman and chief executive officer. “Net income was higher. Revenue grew. And we saw continued significant improvement in credit quality as nonperforming assets and net charge-offs declined and reserve coverage of nonperforming assets increased. Capital ratios also strengthened. These are all trends we expect will continue going forward. We continue to be challenged by the current economy. But while the environment is difficult, it is not as tough as it was last year. Growth in our automobile loans continued to be a bright spot, and we were able to generate modest growth in commercial and industrial loans.”
Total revenue for the third quarter was $679.7 million, up 1% from the prior quarter, driven by a $10.4 million, or 3%, increase in fully-taxable equivalent net interest income. This reflected 8% annualized growth in average earnings assets, including 1% annualized growth in average total loans and leases, and a net interest margin of 3.45%, down one basis point from the prior quarter.
Nonaccrual loans (NALs) declined 18% to $1.0 billion at September 30, 2010, from $1.2 billion at the end of the prior quarter. Total criticized commercial loans at quarter end were $3.6 billion, down 11% from $4.1 billion at June 30, 2010. While the period end allowance for credit losses (ACL) as a percentage of total loans and leases was 3.67%, down from 3.90% at June 30, 2010, the ACL as a percentage of total nonaccrual loans (NALs), increased to 140%, from 120%. Net charge-offs were $184.5 million, or an annualized 1.98% of average total loans and leases, down from $279.2 million, or 3.01%, in the 2010 second quarter.
The Tier 1 common risk-based capital ratio at September 30, 2010, was 7.36%, up from 7.06% at the end of June. The period end tangible common equity ratio increased to 6.20% from 6.12% at the end of the prior quarter. The regulatory Tier 1 and Total capital ratios were 12.76% and 15.02%, respectively, up from 12.51% and 14.79%, respectively, at the end of June and $2.9 billion and $2.2 billion, respectively, above the “well capitalized” thresholds.
“During the third quarter, we continued to make significant investments in people, product expansion, and distribution designed to grow revenues and improve long-term profitability,” Steinour continued. “In addition, and recognizing that customer attitudes toward banks and banking have changed, we introduced our ‘Fair Play’ banking philosophy. This will reposition Huntington as the most customer-friendly bank in our markets, with the objective of accelerating customer acquisition and thereby revenue growth. We voluntarily reduced certain deposit service charges, over and above that resulting from the industry’s implementation of the amendment to Reg E. Combined, these investments and fee reductions create temporary earnings headwinds. Reflecting this, third quarter pre-tax, pre-provision earnings declined to $265.2 million, or 2%, from the second quarter. For the near term, we expect pre-tax, pre-provision earnings to remain around the current level. We believe that our strategic investments and market repositioning will position us, over time, to resume our growth trajectory in pre-tax, pre-provision earnings.”

THIRD QUARTER PERFORMANCE DISCUSSION
PERFORMANCE OVERVIEW COMPARED WITH 2010 SECOND QUARTER
•	Net income of $100.9 million, or $0.10 per common share, up $52.2 million from net income of $48.8 million, or $0.03 per common share, reflecting lower provision for credit losses and higher revenue.
•	Pre-tax, pre-provision income of $265.2 million, down $5.2 million, or 2%.
•	$7.9 million, or 1%, linked-quarter increase in fully-taxable equivalent revenue.
•	$10.4 million, or 3%, increase in fully-taxable equivalent net interest income.
•	8% annualized growth in average earnings assets including 1% annualized growth in total loans and leases.
•	2% annualized growth in average total core deposits.
•	3.45% net interest margin, down from 3.46%.
•	$2.5 million, or 1%, decrease in noninterest income, primarily driven by a $10.0 million, or 13%, decline in services charges on deposit accounts.
•	$13.5 million, or 3%, increase in noninterest expense primarily related to strategic initiative implementation, including a $13.4 million, or 7%, increase in personnel costs and $3.2 million, or 18%, increase in marketing expense.
•	Continued improvement in credit quality trends.
•	18% decline in total nonaccrual loans to $981.8 million from $1,201.3 million.
•	34%, or $94.7 million, decrease in net charge-offs to $184.5 million, or an annualized 1.98% of average total loans and leases. Excluding the impact of $80.0 million of Franklin-related net charge-offs included in the 2010 second quarter total net charge-offs of $279.2 million, third quarter net charge-offs declined $14.7 million, or 7%.
•	$119.2 million loan loss provision expense, down $74.2 million from $193.4 million.
•	3.67% period-end allowance for credit losses to total loans and leases, down from 3.90%.
•	140% allowance for credit losses to nonaccrual loans coverage ratio, up from 120%.
•	Solid capital
•	12.76% and 15.02% regulatory Tier 1 and Total capital ratios, up from 12.51% and 14.79%, respectively, and $2.9 billion and $2.2 billion, respectively, above the “well capitalized” thresholds.
•	7.36% Tier 1 common risked-based capital ratio, up from 7.06%.
•	6.20% tangible common equity ratio, up from 6.12%.
Significant Items Influencing Financial Performance Comparisons
From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short-term in nature. Management believes the disclosure of “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance trends. (See Significant Items under the Basis of Presentation for a full discussion). Such items impacting linked-quarter and year-over-year comparisons are noted in Table 1 below.

Table 1 — Significant Items Influencing Earnings Performance Comparisons

Three Months Ended	Impact (1)
(in millions, except per share)	Pre-tax		EPS (2)
September 30, 2010 — GAAP income	$100.9		$0.10
• None

June 30, 2010 — GAAP income	$48.8	(2)	$0.03
• Franklin-related loans transferred into held for sale (3)	(75.5)		(0.07)

September 30, 2009 — GAAP loss	$(166.2	)(2)	$(0.33)
• None

(1)	Favorable (unfavorable) impact on GAAP earnings; pre-tax unless otherwise noted

(2)	After-tax; EPS reflected on a fully diluted basis

(3)	Reflected in provision expense
NA- Not applicable
Franklin-Related Activity
As previously announced, at the end of the 2010 second quarter, $398 million of Franklin-related loans ($333.0 million of residential mortgages and $64.7 million of home equity loans) at a value of $323.4 million were transferred into loans held for sale. As a result of the transfer, these loans were marked to lower of cost or fair value, less cost to sell. This resulted in charge-offs at the time of transfer which, when added to other charge-offs during the quarter, resulted in total 2010 second quarter Franklin-related net charge-offs of $80.0 million ($64.2 million related to residential mortgages and $15.9 million related to home equity loans, partially offset by $0.2 million of C&I net recoveries). The 2010 second quarter provision for credit losses included $80.0 million related to Franklin, with $75.5 million related to transferring the loans into loans held for sale (see Table 1 above).
During the 2010 third quarter, the Franklin-related residential mortgages and home equity loans were sold at essentially book value. In the 2010 third quarter, there were $4.5 million of consumer net charge-offs ($1.2 million of home equity loans and $3.4 million of residential mortgages), which was offset by $4.5 million in C&I net recoveries. At September 30, 2010, the only Franklin-related assets remaining were $15.3 million of OREO, which has been written down to current fair value.
Pre-Tax, Pre-Provision Income Trends
One performance metric that Management believes is useful in analyzing performance is the level of earnings adjusted to exclude provision expense, securities gains or losses, amortization of intangibles, and certain Significant Items. (See Pre-Tax, Pre-Provision Income in Basis of Presentation for a full discussion).

Table 2 shows pre-tax, pre-provision income was $265.2 million in the 2010 third quarter, down 2% from the prior quarter.
Table 2 — Pre-Tax, Pre-Provision Income (1)

	2010			2009
	Third	Second	First	Fourth	Third
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Income (Loss) Before Income Taxes	$130.6	$62.1	$1.6	$(598.0)	$(257.4)

Add: Provision for credit losses	119.2	193.4	235.0	894.0	475.1
Less: Securities (losses) gains	(0.3)	0.2	(0.0)	(2.6)	(2.4)
Add: Amortization of intangibles	15.1	15.1	15.1	17.1	17.0
Less: Significant items (1)
Gain on early extinguishment of debt (2)	—	—	—	73.6	—

Pre-Tax, Pre-Provision Income (1)	$265.2	$270.5	$251.8	$242.1	$237.1

Linked-quarter change — amount	$(5.2)	$18.6	$9.8	$4.9	$7.8
Linked-quarter change — percent	-1.9%	7.4%	4.0%	2.1%	3.4%

(1)	See Basis of Presentation for definition

(2)	Only includes transactions deemed significant
As discussed in the sections that follow, the decline from the 2010 second quarter primarily reflected higher noninterest expense due to strategic growth initiatives, partially offset by higher revenue.
Net Interest Income, Net Interest Margin, and Average Balance Sheet
2010 Third Quarter versus 2010 Second Quarter
Compared with the 2010 second quarter, fully-taxable equivalent net interest income increased $10.4 million, or 3%. This reflected an annualized 8% increase in average earning assets as the fully-taxable equivalent net interest margin declined only slightly to 3.45% from 3.46%. The increase in average earning assets reflected a combination of activities including:
•	$0.5 billion, or 6%, increase in average investment securities, reflecting the deployment of cash from asset sales and seasonal deposit growth into short- and intermediate-term securities,
•	$0.3 billion, or doubling of average loans held for sale, reflecting strong mortgage originations during the quarter due to low interest rates, and
•	$0.1 billion, or less than 1%, increase in average total loans and leases.
The net interest margin declined 1 basis point. Favorable trends in the mix and pricing of deposits were offset by a lower contribution on Franklin-related loans, a lower contribution from asset/liability management strategies implemented in the first three quarters, and one more day in the third quarter.
Table 3 details the increase in average total loans and leases.

Table 3 — Loans and Leases — 3Q10 vs. 2Q10

	2010
	Third	Second	Change
(in billions)	Quarter	Quarter	Amount	%
Average Loans and Leases
Commercial and industrial	$12.4	$12.2	$0.1	1%
Commercial real estate	7.1	7.4	(0.3)	(4)

Total commercial	19.5	19.6	(0.1)	(1)

Automobile loans and leases	5.1	4.6	0.5	11
Home equity	7.6	7.5	0.0	0
Residential mortgage	4.4	4.6	(0.2)	(5)
Other consumer	0.7	0.7	(0.0)	(6)

Total consumer	17.7	17.5	0.3	2

Total loans and leases	$37.2	$37.1	$0.1	0%

Average total loans and leases increased $0.1 billion, reflecting a $0.3 billion, or 2%, increase in total consumer loans, partially offset by a $0.1 billion, or 1%, decline in average total commercial loans.
Average commercial and industrial (C&I) loans increased $0.1 billion, or 1%. Underlying growth was mitigated by a combination of paydowns on term debt, as well as the sale of $43.2 million of SBA loans. The economic environment continued to cause many customers to actively reduce their leverage position. Our line-of-credit utilization percentage was 42%, consistent with that of the prior quarter. We continue to believe that we have opportunities to expand our customer base within our markets and are focused on expanding our C&I pipeline.
Average commercial real estate loans (CRE) declined $0.3 billion, or 4%, primarily as a result of our on-going strategy to reduce our exposure to the commercial real estate market. The 4% decline in the quarter was driven by continuing paydowns and charge-off activity associated with our non-core CRE portfolio. The portion of the CRE portfolio designated as core continued to perform very well as expected, with average balances little-changed from the prior quarter.
Average total consumer loans increased $0.3 billion, or 2%, led by a $0.5 billion, or 11%, increase in average automobile loans and leases. This growth reflected record production in the quarter. We have consistently maintained historical high credit quality standards on this production while achieving an appropriate return. During the quarter, we continued the expansion of our automobile lending operations eastward, complementing our Eastern Pennsylvania operations with expansion into five New England states. The recent expansions incorporate new experienced colleagues with existing dealer relationships in those markets. Average residential mortgages decreased $0.2 billion, or 5%, reflecting loan sales. Average home equity loans were essentially unchanged from the prior quarter.
Table 4 details changes within the various deposit categories.

Table 4 — Deposits — 3Q10 vs. 2Q10

	2010
	Third	Second	Change
(in billions)	Quarter	Quarter	Amount	%
Average Deposits
Demand deposits — noninterest bearing	$6.8	$6.8	$(0.1)	(1)%
Demand deposits — interest bearing	5.3	6.0	(0.7)	(11)
Money market deposits	12.3	11.1	1.2	11
Savings and other domestic deposits	4.6	4.7	(0.0)	(1)
Core certificates of deposit	8.9	9.2	(0.3)	(3)

Total core deposits	38.0	37.8	0.2	1
Other domestic deposits of $250,000 or more	0.7	0.7	0.0	4
Brokered deposits and negotiable CDs	1.5	1.5	(0.0)	(1)
Other deposits	0.5	0.4	0.0	12

Total deposits	$40.6	$40.4	$0.3	1%

Average total deposits increased $0.3 billion, or 1%, from the prior quarter reflecting:
•	$0.2 billion, or 1%, growth in average total core deposits. The primary driver of this growth was an 11% increase in average money market deposits. Partially offsetting this growth was an 11% decline in average interest bearing demand deposits and a 3% decline in average core certificates of deposit.
2010 Third Quarter versus 2009 Third Quarter
Fully-taxable equivalent net interest income increased $45.6 million, or 12%, from the year-ago quarter. This reflected the favorable impact of the significant increase in the net interest margin to 3.45% from 3.20%. This also reflected the benefit of a $2.0 billion, or 4%, increase in average total earning assets due to a $2.6 billion, or 39%, increase in average total investment securities, partially offset by a $0.6 billion, or 2%, decline in average total loans and leases.
Table 5 details the $0.6 billion, or 2%, decrease in average total loans and leases.
Table 5 — Loans and Leases — 3Q10 vs. 3Q09

	Third Quarter		Change
(in billions)	2010	2009	Amount	%
Average Loans and Leases
Commercial and industrial	$12.4	$12.9	$(0.5)	(4)%
Commercial real estate	7.1	8.9	(1.8)	(20)

Total commercial	19.5	21.8	(2.3)	(11)

Automobile loans and leases	5.1	3.2	1.9	59
Home equity	7.6	7.6	(0.0)	(0)
Residential mortgage	4.4	4.5	(0.1)	(2)
Other consumer	0.7	0.8	(0.1)	(14)

Total consumer	17.7	16.1	1.7	11

Total loans and leases	$37.2	$37.9	$(0.6)	(2)%

The decrease in average total loans and leases reflected:
•	$2.3 billion, or 11%, decrease in average total commercial loans. The $0.5 billion, or 4%, decline in average C&I loans reflected a general decrease in borrowing as evidenced by a decline in line-of-credit utilization, charge-off activity, and the reclassification in the 2010 first quarter of variable rate demand notes to municipal securities. These negatives were partially offset by the impact of the 2009 reclassifications of certain CRE loans, primarily representing owner occupied properties, to C&I loans. The $1.8 billion, or 20%, decrease in average CRE loans reflected these reclassifications, as well as our ongoing commitment to lower our overall CRE exposure. We continue to execute on our plan to reduce the CRE exposure while maintaining a commitment to our core CRE borrowers. The decrease in average balances is associated with the non-core portfolio, as we have maintained relatively consistent balances with good performance in the core portfolio.
•	$1.7 billion, or 11%, increase in average total consumer loans. This growth reflected a $1.9 billion, or 59%, increase in average automobile loans and leases. In early 2009, we transferred automobile loans to a trust in a securitization transaction. With the adoption of ASC 810 — Consolidation, that trust was consolidated as of January 1, 2010. At September 30, 2010, these formerly securitized loans had a remaining balance of $0.6 billion. Underlying growth in automobile loans continued to be strong, reflecting a significant increase in loan originations for the first nine months of 2010 from the comparable year-ago period. The growth has come while maintaining our commitment to excellent credit quality and an appropriate return. Average home equity loans were little-changed as lower origination volume was offset by slower runoff experience and slightly higher line utilization. We continue to see the utilization increase associated with higher credit quality borrowers and very little funding associated with historically unfunded lines. Average residential mortgages declined $0.1 billion, or 2%, reflecting the impact of loan sales, as well as the continued refinance of portfolio loans and the related increased sale of fixed-rate originations.
The $2.6 billion, or 39%, increase in average total investment securities reflected the deployment of the cash from core deposit growth and loan runoff over this period, as well as the proceeds from 2009 capital actions (see Capital for a full discussion).
Table 6 details the $1.1 billion, or 3%, increase in average total deposits.
Table 6 — Deposits — 3Q10 vs. 3Q09

	Third Quarter		Change
(in billions)	2010	2009	Amount	%
Average Deposits
Demand deposits — noninterest bearing	$6.8	$6.2	$0.6	9%
Demand deposits — interest bearing	5.3	5.1	0.2	3
Money market deposits	12.3	7.6	4.7	62
Savings and other domestic deposits	4.6	4.8	(0.1)	(3)
Core certificates of deposit	8.9	11.6	(2.7)	(23)

Total core deposits	38.0	35.3	2.7	8
Other domestic deposits of $250,000 or more	0.7	0.7	(0.1)	(8)
Brokered deposits and negotiable CDs	1.5	3.1	(1.6)	(51)
Other deposits	0.5	0.4	0.0	2

Total deposits	$40.6	$39.6	$1.1	3%

The increase in average total deposits from the year-ago quarter reflected:
•	$2.7 billion, or 8%, growth in average total core deposits. The drivers of this change were a $4.7 billion, or 62%, growth in average money market deposits, $0.6 billion, or 9%, growth in average noninterest bearing demand deposits, and $0.2 billion, or 3%, growth in average interest bearing demand deposits. These increases were partially offset by a $2.7 billion, or 23%, decline in average core certificates of deposit and a $0.1 billion, or 3%, decline in average savings and other domestic deposits.
Partially offset by:
•	$1.6 billion, or 51%, decline in brokered deposits and negotiable CDs and a $0.1 billion, or 8%, decrease in average other domestic deposits over $250,000, primarily reflecting a reduction of noncore funding sources.
Provision for Credit Losses
The provision for credit losses in the 2010 third quarter was $119.2 million, down $74.2 million, or 38%, from the prior quarter and down $356.0 million, or 75%, from the year-ago quarter. Reflecting the resolution of problem credits for which reserves had been previously established, the current quarter’s provision for credit losses was $65.4 million less than total net charge-offs (see Credit Quality discussion).
Noninterest Income
2010 Third Quarter versus 2010 Second Quarter
Noninterest income decreased $2.5 million, or 1%, from the 2010 second quarter.
Table 7 — Noninterest Income — 3Q10 vs. 2Q10

	2010
	Third	Second	Change
(in millions)	Quarter	Quarter	Amount	%
Noninterest Income
Service charges on deposit accounts	$65.9	$75.9	$(10.0)	(13)%
Brokerage and insurance income	36.4	36.5	(0.1)	(0)
Mortgage banking income	52.0	45.5	6.5	14
Trust services	27.0	28.4	(1.4)	(5)
Electronic banking income	28.1	28.1	(0.0)	(0)
Bank ow ned life insurance income	14.1	14.4	(0.3)	(2)
Automobile operating lease income	11.4	11.8	(0.5)	(4)
Securities gains (losses)	(0.3)	0.2	(0.5)	NM
Other income	32.6	28.8	3.8	13

Total noninterest income	$267.1	$269.6	$(2.5)	(1)%

The decrease in total noninterest income reflected:
•	$10.0 million, or 13%, decrease in service charges on deposit accounts. This decline represented a decrease in personal NSF/OD service charges and was consistent with expectations related to the implementation of changes to Regulation E, as well as the voluntary reduction in certain overdraft fee practices as part of our “Fair Play” banking philosophy introduced during the third quarter. As previously announced, in the 2009 fourth quarter the Federal Reserve Board amended Reg E to prohibit charging overdraft fees for ATM or point-of-sale debit card transactions effective July 1, 2010 unless the customer opts-in to the overdraft service. Prior to the impact of implementing the amended Reg E, for us such fees were approximately $90 million per year. Our basic strategy is to mitigate the potential impact by alerting our customers that we can no longer cover such overdrafts unless they opt-in to our overdraft service. To date, our opt-in results have surpassed our expectations. Also, during the quarter, we voluntarily reduced certain NSF/OD fees and introduced 24-Hour Grace™ on overdrafts as part of our “Fair Play” banking philosophy designed to introduce a more customer friendly fee structure with the objective of accelerating the acquisition of new households.
•	$1.4 million, or 5%, decline in trust services income, primarily reflecting the seasonal reduction in tax preparation fees.
Partially offset by:
•	$6.5 million, or 14%, increase in mortgage banking income. This increase reflected a $16.1 million increase on origination and secondary marketing income, as mortgage originations increased 39% with borrowers continuing to take advantage of low interest rates. This increase was partially offset by a $7.9 million decline in MSR hedging-related activities.
•	$3.8 million, or 13%, increase in other income, primarily reflecting a gain on sale of SBA loans.
2010 Third Quarter versus 2009 Third Quarter
Noninterest income increased $11.1 million, or 4%, from the year-ago quarter.
Table 8 — Noninterest Income — 3Q10 vs. 3Q09

	Third Quarter		Change
(in millions)	2010	2009	Amount	%
Noninterest Income
Service charges on deposit accounts	$65.9	$80.8	$(14.9)	(18)%
Brokerage and insurance income	36.4	34.0	2.4	7
Mortgage banking income (loss)	52.0	21.4	30.6	NM
Trust services	27.0	25.8	1.2	5
Electronic banking income	28.1	28.0	0.1	0
Bank ow ned life insurance income	14.1	13.6	0.5	3
Automobile operating lease income	11.4	12.8	(1.4)	(11)
Securities gains (losses)	(0.3)	(2.4)	2.1	88
Other income	32.6	41.9	(9.3)	(22)

Total noninterest income	$267.1	$256.1	$11.1	4%

The increase in total noninterest income reflected:
•	$30.6 million increase in mortgage banking income. This reflected a $19.3 million increase in origination and secondary marketing income as originations increased 62% from the year-ago quarter, as well as a $13.6 million increase from net MSR hedging-related activities.
•	$2.4 million, or 7%, increase in brokerage and insurance income, primarily reflecting an increase in title insurance income due to higher mortgage refinance activity, and to a lesser degree an increase in fixed income product sales, partially offset by lower annuity income.
Partially offset by:
•	$14.9 million, or 18%, decline in service charges on deposit accounts, reflecting lower personal service charges due a combination of factors including lower activity levels, as well as the implementation of the amendment to Reg E and our “Fair Play” banking philosophy.
•	$9.3 million, or 22%, decline in other income. This decline primarily reflected a $22.8 million benefit in the year-ago quarter representing the change in fair value of derivatives that did not qualify for hedge accounting. This was partially offset by a $7.5 million loss on commercial loans held for sale and other equity investment losses also in that same quarter. The decline from the year-ago quarter was partially offset by a current quarter gain on the sale of SBA loans.
Noninterest Expense
2010 Third Quarter versus 2010 Second Quarter
Noninterest expense increased $13.5 million, or 3%, from the 2010 second quarter.
Table 9 — Noninterest Expense — 3Q10 vs. 2Q10

	2010
	Third	Second	Change
(in millions)	Quarter	Quarter	Amount	%
Noninterest Expense
Personnel costs	$208.3	$194.9	$13.4	7%
Outside data processing and other services	38.6	40.7	(2.1)	(5)
Deposit and other insurance expense	23.4	26.1	(2.7)	(10)
Net occupancy	26.7	25.4	1.3	5
OREO and foreclosure expense	12.0	5.0	7.1	NM
Equipment	21.7	21.6	0.1	0
Professional services	20.7	24.4	(3.7)	(15)
Amortization of intangibles	15.1	15.1	0.0	0
Automobile operating lease expense	9.2	9.7	(0.5)	(5)
Marketing	20.9	17.7	3.2	18
Telecommunications	5.7	6.2	(0.5)	(8)
Printing and supplies	4.1	3.9	0.2	4
Other expense	21.0	23.3	(2.3)	(10)

Total noninterest expense	$427.3	$413.8	$13.5	3%

(in thousands)
Number of employees (full-time equivalent)	11.3	11.1	0.2	1%

The increase in noninterest expense reflected:
•	$13.4 million, or 7%, increase in personnel costs, reflecting a combination of factors including higher salaries due to a 1% increase in full-time equivalent staff in support of strategic initiatives, higher sales commissions, and retirement fund and 401(k) plan expenses.
•	$7.1 million increase in OREO and foreclosure expense, as the prior quarter included a $3.7 million OREO gain and the current quarter included a $2.0 million Franklin-related OREO loss.
•	$3.2 million, or 18%, increase in marketing expense, reflecting increases in branding and product advertising activities in support of strategic initiatives.
Partially offset by:
•	$3.7 million, or 15%, decrease in professional services, reflecting lower legal and consulting fees.
•	$2.7 million, or 10%, decline in deposit and other insurance expense, primarily reflecting our decision to exit the FDIC’s TAGP program.
•	$2.3 million, or 10%, decrease in other expense, as the expense associated with increases in repurchase reserves related to representations and warranties made on mortgage loans sold declined $4.2 million.
•	$2.1 million, or 5%, decline in outside data processing and other services, reflecting the reduction of Franklin servicing costs given the sale of the related loans, partially offset by higher outside programming costs.
2010 Second Quarter versus 2009 Second Quarter
Noninterest expense increased $26.2 million, or 7%, from the year-ago quarter.

Table 10 – Noninterest Expense – 3Q10 vs. 3Q09

	Third Quarter		Change
(in millions)	2010	2009	Amount	%
Noninterest Expense
Personnel costs	$208.3	$172.2	$36.1	21%
Outside data processing and other services	38.6	38.3	0.3	1
Deposit and other insurance expense	23.4	23.9	(0.4)	(2)
Net occupancy	26.7	25.4	1.3	5
OREO and foreclosure expense	12.0	39.0	(26.9)	(69)
Equipment	21.7	21.0	0.7	3
Professional services	20.7	18.1	2.6	14
Amortization of intangibles	15.1	17.0	(1.9)	(11)
Automobile operating lease expense	9.2	10.6	(1.4)	(14)
Marketing	20.9	8.3	12.7	NM
Telecommunications	5.7	5.9	(0.2)	(4)
Printing and supplies	4.1	4.0	0.1	3
Gain on early extinguishment of debt	—	(0.1)	0.1	NM
Other expense	21.0	17.7	3.3	18

Total noninterest expense	$427.3	$401.1	$26.2	7%

(in thousands)
Number of employees (full-time equivalent)	11.3	10.2	1.1	11%
The increase reflected:
•	$36.1 million, or 21%, increase in personnel costs, primarily reflecting an 11% increase in full-time equivalent staff in support of strategic initiatives, as well as higher commissions and other incentive expenses, and the reinstatement of our 401(k) plan matching contribution.
•	$12.7 million increase in marketing expense, reflecting increases in branding and product advertising activities in support of strategic initiatives.
•	$3.3 million, or 18%, increase in other expense, reflecting increased travel and miscellaneous fees.
•	$2.6 million, or 14%, increase in professional services, reflecting higher consulting and legal expenses.
Partially offset by:
•	$26.9 million, or 69%, decline in OREO and foreclosure expense.
Income Taxes
The provision for income taxes in the 2010 third quarter was $29.7 million. This compared with a tax expense of $13.3 million in the 2010 second quarter. At September 30, 2010, we had a deferred tax asset of $389.5 million. Based on our level of forecasted future taxable income, there was no impairment of the deferred tax asset at September 30, 2010. The total disallowed deferred tax asset for regulatory capital purposes decreased to $112.9 million at September 30, 2010, from $191.1 million at June 30, 2010.

Credit Quality Performance Discussion
Credit quality performance in the 2010 third quarter continued to show improvement. Total net charge-offs were $184.5 million or an annualized 1.98% of average total loans and leases. This was down $94.7 million from the second quarter, which included $80.0 million of Franklin-related net charge-offs (see Franklin-Related Activity). Other key credit quality metrics also showed improvement, including a 30% decline in nonperforming assets (NPAs). We also saw a decline in the level of criticized commercial loans reflecting significant upgrade and payment activity.
The current quarter saw an overall stabilization in delinquency levels. Although our commercial delinquency levels were higher, reflecting a higher delinquency rate in our workout portfolio. In contrast, the delinquency rate on our other than workout portfolio was the lowest in recent history. Our consumer delinquency levels continued to show improvement in the 30-day category, while there was a slight increase in the 90-day category, consistent with our expectations, particularly entering a seasonally higher delinquency time period. We continue to believe that there is a significant opportunity for further improvement in the residential and home equity portfolios. Automobile loan delinquency rates continued to decline. Given the significant increase in new automobile origination volume, we use a lagged delinquency measure to ensure that the underlying portfolio performance is consistent with our expectations. Based on the lagged analysis, and the origination quality, we remain very comfortable with the on-going performance of our automobile loan portfolio.
The economic environment continues to be challenging. Yet, reflecting the benefit of our focused credit actions of last year, this year we are experiencing declines in total NPAs and loans on our watch list. This quarter’s net charge-offs were related to reserves established in prior periods. Our allowance for credit losses (ACL) declined $65.8 million to $1,376.4 million, or 3.67% of period-end total loans and leases, from $1,441.8 million, or 3.90%, at June 30, 2010. Importantly, our ACL as a percent of period-end NALs increased to 140% from 120%, along with improved coverage ratios associated with NPAs and criticized assets. These improved coverage ratios indicate a strengthening of our reserves relative to troubled assets from the end of the prior quarter.

Net Charge-Offs (NCOs)
Table 11 – Net Charge-offs

	2010			2009
	Third	Second	First	Fourth	Third
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Net Charge-offs
Commercial and industrial	$62.2	$58.1	$75.4	$109.8	$68.8
Commercial real estate	63.7	81.7	85.3	258.1	169.2

Total commercial	125.9	139.9	160.7	367.9	238.1

Automobile loans and leases	5.6	5.4	8.5	12.9	10.7
Home equity	27.8	44.5	37.9	35.8	28.0
Residential mortgage	19.0	82.8	24.3	17.8	69.0 (1)
Other consumer	6.3	6.6	7.0	10.3	10.1

Total consumer	58.6	139.4	77.7	76.8	117.9

Total net charge-offs	$184.5	$279.2	$238.5	$444.7	$355.9

Net Charge-offs — annualized percentages
Commercial and industrial	2.01%	1.90%	2.45%	3.49%	2.13%
Commercial real estate	3.60	4.44	4.44	12.21	7.62

Total commercial	2.59	2.85	3.22	7.00	4.37

Automobile loans and leases	0.43	0.47	0.80	1.55	1.33
Home equity	1.47	2.36	2.01	1.89	1.48
Residential mortgage	1.73	7.19	2.17	1.61	6.15 (1)
Other consumer	3.83	3.81	3.87	5.47	5.36

Total consumer	1.32	3.19	1.83	1.91	2.94

Total net charge-offs	1.98%	3.01%	2.58%	4.80%	3.76%

MEMO: Franklin-Related Net Charge-offs
Commercial and industrial	$(4.5)	$(0.2)	$(0.3)	$0.1	$(4.1)
Home equity	1.2	15.9	3.7	—	(0.1)
Residential mortgage	3.4	64.2	8.1	1.1	0.6

Total net charge-offs	$0.0	$80.0	$11.5	$1.2	$(3.5)

(1)	Includes $32.0 million of charge-offs reflecting a change to accelerate the timing for when a partial charge-off is recognized and $17.6 million related to the transfer of loans to held for sale
Total net charge-offs for the 2010 third quarter were $184.5 million, or an annualized 1.98% of average total loans and leases. This was down $94.7 million from $279.2 million, or an annualized 3.01%, in the 2010 second quarter. (Note: Total net charge-offs for the 2010 third quarter were not impacted by Franklin-related net charge-offs, whereas the 2010 second quarter included $80.0 million of Franklin-related charge-offs).
Total C&I net charge-offs for the 2010 third quarter were $62.2 million, or an annualized 2.01%, up 7% from $58.1 million, or an annualized 1.90% of related loans, in the 2010 second quarter. (Note: Franklin-related C&I net recoveries in the 2010 third quarter and 2010 second quarter were $4.5 million and $0.2 million, respectively). The increase from the prior quarter was driven by two relationships with charge-offs totaling $34.9 million. We do not believe this the beginning of an upward trend, and expect to see lower losses in future periods.

Current quarter CRE net charge-offs were $63.7 million, down 22% from $81.7 million in the prior quarter. Annualized net charge-offs in the current quarter were 3.60%, down from 4.44% in the prior quarter. The decline was consistent with the improving asset quality metrics. The level of new NALs and criticized loans were both at the lowest level since 2008, and early stage delinquency improved substantially from the prior quarter. These trends continue to give us confidence in our outlook for improved results going forward. The third quarter charge-offs continued to be centered in retail projects and single family homebuilders although at much lower levels. The retail property portfolio remains the most susceptible to a continued decline in market conditions, but we believe that the combination of prior charge-offs and existing reserve balances positions us well to make effective credit decisions in the future. As we have previously stated, the credit issues in the single family homebuilder portfolio have been substantially addressed. We continued our ongoing portfolio management efforts during the quarter, including obtaining updated appraisals on properties and assessing each project’s status within the context of current market environment expectations.
Total consumer net charge-offs in the current quarter were $58.6 million, or an annualized 1.32%, down from $139.4 million in the second quarter. (Note: Franklin-related consumer net charge-offs in the 2010 third and second quarters were $4.5 million and $80.2 million, respectively).
Automobile loan and lease net charge-offs were $5.6 million, up slightly from $5.4 million in the second quarter. In contrast, automobile loan and lease net charge-offs as a percent of related outstandings in the 2010 third quarter decreased to 0.43% of average related loans and leases from 0.47% in the prior quarter, reflecting the growth in loans and leases outstanding. We continued our strategy of originating high quality automobile loans. During the third quarter, we originated $1,010 million of loans with an average FICO score of 767 and a continued emphasis on lower loan-to-value ratios. This level of new production positively impacted the net charge-off ratio and the quality of this production provides us with a great deal of comfort regarding future performance.
Home equity net charge-offs were $27.8 million, or an annualized 1.47% of related average balances, down $16.6 million from $44.5 million, or an annualized 2.36%, in the 2010 second quarter. (Note: Franklin-related home equity net charge-offs in the 2010 third and second quarters were $1.2 million and $15.9 million, respectively). We continue to manage the default rate through focused delinquency monitoring as virtually all defaults for home equity loans in a second lien position incur substantial losses given the lack of equity. Our strategies focus on loss mitigation activity and short sales, as we continue to believe that our more proactive loss mitigation strategies are in the best interest of both the company and our customers. While there has been a clear increase in losses given the market conditions, our performance has remained within our expectations.
Residential mortgage net charge-offs in the current quarter were $19.0 million, or an annualized 1.73% of related loans, down $63.9 million from $82.8 million, or an annualized 7.19%, in the prior quarter. (Note: Franklin-related residential mortgage net charge-offs in the 2010 third and second quarters were $3.4 million and $64.2 million, respectively). This quarter reflected consistent performance with the prior quarter on a non-Franklin related basis reflecting the continuing impact of the adverse economic environment as severity rates remained high. We did see some positive trends in the delinquency mix, and the percent of the portfolio falling into the low score ranges on our updated score process continued to decline. We continue to be very aware of the impact of the government sponsored entities (GSEs) Fannie Mae and Freddie Mac, from both a repurchase risk standpoint and the potential for a substantial increase in properties on the market in the coming months. We believe that we have mitigated the potential for repurchase risk in the portfolio. From a market conditions perspective, we are appropriately considering the impact of a large increase in the number of properties for sale over the coming months by adjusting our remarketing and sales strategies.

Nonaccrual Loans (NALs) and Nonperforming Assets (NPAs)
Table 12 – Nonaccrual Loans and Nonperforming Assets

	2010			2009
(in millions)	Sep. 30	Jun. 30	Mar. 31	Dec. 31	Sep. 30
Nonaccrual loans and leases (NALs):
Commercial and industrial	$398.4	$429.6	$511.6	$578.4	$612.7
Commercial real estate	478.8	663.1	826.8	935.8	1,133.7
Residential mortgage	83.0	86.5	373.0	362.6	390.5
Home equity	21.7	22.2	54.8	40.1	44.2

Total nonaccrual loans and leases (NALs)	981.8	1,201.3	1,766.1	1,917.0	2,181.1
Other real estate, net:
Residential	65.8	71.9	68.3	71.4	81.8
Commercial	57.3	67.2	84.0	68.7	60.8

Total other real estate, net	123.1	139.1	152.3	140.1	142.6
Impaired loans held for sale (1)	—	242.2	—	1.0	20.4

Total nonperforming assets (NPAs)	$1,104.9	$1,582.7	$1,918.4	$2,058.1	$2,344.0

Nonperforming Frankin assets
Residential mortgage	$—	$—	$298.0	$299.7	$322.8
Home equity	—	—	31.1	15.0	15.7
OREO	15.3	24.5	24.4	23.8	31.0
Impaired loans held for sale	—	242.2	—	—	—

Total nonperforming Franklin assets	$15.3	$266.7	$353.5	$338.5	$369.5

NAL ratio (2)	2.62%	3.25%	4.78%	5.21%	5.85%
NPA ratio (3)	2.94	4.24	5.17	5.57	6.26

(1)	June 30, 2010, figure represents NALs associated with the transfer of Franklin-related residential mortgage and home equity loans to loans held for sale. The September 30, 2009, figure primarily represents impaired residential mortgage loans held for sale.

All other presented figures represent impaired loans obtained in the Sky Financial acquisition.

Held for sale loans are carried at the lower of cost or fair value less costs to sell.

(2)	Total NALs as a % of total loans and leases

(3)	Total NPAs as a % of sum of loans and leases, impaired loans held for sale, and net other real estate
Total nonaccrual loans and leases (NALs) were $981.8 million at September 30, 2010, and represented 2.62% of total loans and leases. This was down $219.5 million, or 18%, from $1,201.3 million, or 3.25% of total loans and leases, at June 30, 2010.
CRE NALs decreased $184.3 million, or 28%, from June 30, 2010, and were down 58% from its peak in the 2009 third quarter. This reflected both charge-off activity and problem credit resolutions including borrower payments and pay-offs. This decline was substantial and was a direct result of our commitment to the on-going proactive management of these credits by our Special Assets Department. Also key to this improvement was the significantly lower level of inflows. The level of inflows, or migration, is an important indicator of the future trend for the portfolio.
C&I NALs decreased $31.2 million, or 7%, from the end of prior quarter. This reflected both charge-off activity and problem credit resolutions, including pay-offs, and was associated with loans throughout our footprint, with no specific geographic concentration. From an industry perspective, improvement in the manufacturing-related segment accounted for a significant portion of the decrease.
Nonperforming assets (NPAs), which include NALs, were $1,104.9 million at September 30, 2010, and represented 2.94% of related assets. This was down $477.8 million, or 30%, from $1,582.7 million, or 4.24%, of related assets at the end of the prior quarter.

Table 13 – 90 Days Past Due and Accruing Restructured Loans

	2010			2009
(in millions)	Sep. 30	Jun. 30	Mar. 31	Dec. 31	Sep. 30
Accruing loans and leases past due 90 days or more:
Total excluding loans guaranteed by the U.S. Government	$95.4	$83.4	$113.2	$145.7	$127.8
Loans guaranteed by the U.S. Government	94.2	95.4	96.8	101.6	102.9

Total loans and leases	$189.6	$178.8	$210.0	$247.3	$230.7

Ratios (1)
Excluding government guaranteed	0.25%	0.23%	0.31%	0.40%	0.34%
Government guaranteed	0.26	0.26	0.26	0.28	0.28
Total loans and leases	0.51	0.49	0.57	0.68	0.62

Accruing restructured loans (ARLs):
Commercial	$158.0	$141.4	$117.7	$157.0	$153.0
Residential mortgages	287.5	269.6	242.9	219.6	204.5
Other	73.2	65.1	62.1	52.9	42.4

Total accruing restructured loans	$518.7	$476.0	$422.7	$429.6	$399.9

(1)	Percent of related loans and leases
Total accruing loans and leases over 90 days past due, excluding loans guaranteed by the U.S. Government, were $95.4 million at September 30, 2010, up $12.0 million, or 14%, from the end of the prior quarter, but down $32.4 million, or 25%, from the end of the year-ago period. On this same basis, the total accruing loans and leases over 90-day delinquent but still accruing ratio was 0.25% at September 30, 2010, up slightly from 0.23% at the end of the 2010 second quarter, and down 9 basis points from a year earlier. For total consumer loans, and again on this same basis, the over 90-day delinquency ratio was 0.53% at September 30, 2010, up from 0.48% at the end of the prior quarter, but down from 0.78% a year ago.
90-day loans past due and accruing interest saw a very slight increase in the quarter. This primarily reflected a seasonal increase in residential mortgage delinquencies as automobile and home equity 90-day delinquencies held fairly steady. Although some seasonal upticks are anticipated, we continue to manage our delinquency levels very closely and expect the overall positive trend to continue.
Allowances for Credit Losses (ACL)
We maintain two reserves, both of which are available to absorb inherent credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.

Table 14 – Allowances for Credit Losses (ACL)

	2010			2009
(in millions)	Sep. 30	Jun. 30	Mar. 31	Dec. 31,	Sep. 30,
Allow ance for loan and lease losses (ALLL)	$1,336.4	$1,402.2	$1,478.0	$1,482.5	$1,032.0
Allow ance for unfunded loan commitments and letters of credit	40.1	39.7	49.9	48.9	50.1

Allowance for credit losses (ACL)	$1,376.4	$1,441.8	$1,527.9	$1,531.4	$1,082.1

ALLL as a % of:
Total loans and leases	3.56%	3.79%	4.00%	4.03%	2.77%
Nonaccrual loans and leases (NALs)	136	117	84	77	47
Nonperforming assets (NPAs)	121	89	77	72	44

ACL as a % of:
Total loans and leases	3.67%	3.90%	4.14%	4.16%	2.90%
Nonaccrual loans and leases (NALs)	140	120	87	80	50
Nonperforming assets (NPAs)	125	91	80	74	48
At September 30, 2010, the ALLL was $1,336.4 million, down $65.8 million, or 5%, from $1,402.2 million at the end of the prior quarter. Expressed as a percent of period-end loans and leases, the ALLL ratio at September 30, 2010, was 3.56%, down from 3.79% at June 30, 2010. The ALLL as a percent of NALs was 136% at September 30, 2010, up from 117% at June 30, 2010.
At September 30, 2010, the AULC was $40.1 million, up slightly from $39.7 million at the end of the prior quarter.
On a combined basis, the ACL as a percent of total loans and leases at September 30, 2010, was 3.67%, down from 3.90% at June 30, 2010. This reduction reflected a decline in the commercial portfolio ALLL as a result of charge-offs on loans with specific reserves, and an overall reduction in the level of problem credits. The ACL as a percent of NALs was 140% at September 30, 2010, up from 120% at June 30, 2010.
Capital
Table 15 – Capital Ratios

	2010			2009
(in millions)	Jun. 30	Jun. 30	Mar. 31	Dec. 31,	Sep. 30,
Tangible common equity / tangible assets ratio	6.20%	6.12%	5.96%	5.92%	6.46%

Tier 1 common risk-based capital ratio	7.36%	7.06%	6.53%	6.69%	7.82%

Regulatory Tier 1 risk-based capital ratio	12.76%	12.51%	11.97%	12.03%	13.04%
Excess over 6.0% (1)	$2,903	$2,766	$2,539	$2,608	$3,108

Regulatory Total risk-based capital ratio	15.02%	14.79%	14.28%	14.41%	16.23%
Excess over 10.0% (1)	$2,156	$2,035	$1,820	$1,907	$2,750

Total risk-weighted assets	$42,946	$42,486	$42,522	$43,248	$44,142

(1)	“Well-capitalized” regulatory threshold
The tangible common equity to asset ratio at September 30, 2010, was 6.20%, up from 6.12% at the end of the prior quarter. Our Tier 1 common risk-based capital ratio at quarter end was 7.36%, up from 7.06% at the end of the prior quarter.

At September 30, 2010, our regulatory Tier 1 and Total risk-based capital ratios were 12.76% and 15.02%, respectively, up from 12.51% and 14.79%, respectively, at June 30, 2010. The increase in our Tier 1 and Total capital ratios from June 30, 2010, reflected a combination of factors including capital accretion due to the current quarter’s earnings and 18 basis points related to the decrease in the disallowed deferred tax assets. The total disallowed deferred tax asset for regulatory capital purposes decreased to $112.9 million at September 30, 2010, from $191.1 million at June 30, 2010. On an absolute basis, our Tier 1 and Total risk-based capital ratios at September 30, 2010, exceeded the regulatory “well capitalized” thresholds by $2.9 billion and $2.2 billion, respectively. The “well capitalized” level is the highest regulatory capital designation.
NEAR-TERM EXPECTATIONS
Commenting on near-term expectations, Steinour noted, “Economic growth and borrower and consumer confidence remain major factors. Our current expectation is that the economy will remain relatively stable for the rest of the year. Further, we face revenue headwinds due to implementing the amendment to Reg E and our voluntary actions to reduce certain fees as part of implementing our ‘Fair Play’ banking philosophy, as well as higher than trend line expenses as we continue to make investments to grow the businesses.”
Reflecting these factors, pre-tax, pre-provision income levels are expected to be in line with recent reported performance. The net interest margin is expected to be flat to down slightly, reflecting the impact of the flatter, low yield curve. Our net interest margin will also be supported by disciplined loan and deposit pricing. We anticipate continued modest growth in C&I loans, as well as continued declines in commercial real estate loans. The automobile loan portfolio is expected to continue its strong growth, though home equity and residential mortgages are likely to remain relatively flat. Core deposits are expected to show continued growth, although at slower rates due to the lack of reinvestment options at desirable spreads available for any funds generated in excess of loan growth. Fee income will continue to be negatively impacted by lower service charges on deposit accounts, as well as lower mortgage banking revenues. In contrast, other fee categories are expected to grow at a faster rate reflecting the impact of our cross-sale initiatives throughout the company. Expense levels should be in line with current quarter performance. Positive credit quality trends are expected to continue, including declines in net charge-offs, nonperforming assets, and provision for credit losses.
“We continue to target net income growth. Near-term, this is expected to primarily reflect the positive impacts of lower provision expense and growth in net interest income,” Steinour concluded.
Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on Thursday, October 21, 2010, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (800) 267-7495; conference ID11905208. Slides will be available at www.huntington-ir.com about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site www.huntington.com. A telephone replay will be available two hours after the completion of the call through October 29, 2010 at (800) 642-1687; conference ID 11905208.

Forward-looking Statement
This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) credit quality performance could worsen due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success and timing of other business strategies; (6) extended disruption of vital infrastructure; and (7) the nature, extent, and timing of governmental actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as future regulations which will be adopted by the relevant regulatory agencies, including the newly created Consumer Financial Protection Bureau (CFPB), to implement the Act’s provisions. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2009 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAAP Financial Measures
This earnings press release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this earnings release, the Quarterly Financial Review supplement to this release, the 2010 third quarter earnings conference call slides, or the Form 8-K related to this release, which can be found on Huntington’s website at huntington-ir.com.
Pre-Tax, Pre-Provision Income
One non-GAAP performance metric that Management believes is useful in analyzing underlying performance trends is pre-tax, pre-provision income. This is the level of earnings adjusted to exclude the impact of:
•	provision expense, which is excluded because its absolute level is elevated and volatile in times of economic stress;

•	investment securities gains/losses, which are excluded because in times of economic stress securities market valuations may also become particularly volatile;

•	amortization of intangibles expense, which is excluded because return on tangible common equity is a key metric used by Management to gauge performance trends; and

•	certain items identified by Management (see Significant Items below) which Management believes may distort the company’s underlying performance trends.
Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short-term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation writedowns, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance; i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, investor presentations, Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2009 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.
Annualized data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-taxable equivalent interest income and net interest margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
NM or nm
Percent changes of 100% or more are typically shown as “nm” or “not meaningful” unless required. Such large percent changes typically reflect the impact of unusual or particularly volatile items within the measured periods. Since the primary purpose of showing a percent change is to discern underlying performance trends, such large percent changes are typically “not meaningful” for such trend analysis purposes.
About Huntington
Huntington Bancshares Incorporated is a $53 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has been providing a full range of financial services for 144 years. Huntington offers checking, loans, savings, insurance and investment services. It has more than 600 branches and also offers retail and commercial financial services online at huntington.com; through its telephone bank; and through its network of over 1,350 ATMs. Huntington’s Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers within our six-state banking franchise area, as well as selected New England states.
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HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics(1)
(Unaudited)

	2010		2009	Percent Changes vs.
(dollar amounts in thousands, except per share amounts)	Third	Second	Third	2Q10	3Q09

Net interest income	$409,962	$399,656	$362,819	3%	13%
Provision for credit losses	119,160	193,406	475,136	(38)	(75)
Noninterest income	267,143	269,643	256,052	(1)	4
Noninterest expense	427,309	413,810	401,097	3	7

Income (Loss) before income taxes	130,636	62,083	(257,362)	N.M.	N.M.
Provision (Benefit) for income taxes	29,690	13,319	(91,172)	N.M.	N.M.

Net Income (Loss)	$100,946	$48,764	$(166,190)	N.M. %	N.M. %

Dividends on preferred shares	29,495	29,426	29,223	—	1

Net income (loss) applicable to common shares	$71,451	$19,338	$(195,413)	N.M. %	N.M. %

Net income (loss) per common share — diluted	$0.10	$0.03	$(0.33)	N.M. %	N.M. %
Cash dividends declared per common share	0.01	0.01	0.01	—	—
Book value per common share at end of period	5.39	5.22	5.59	3	(4)
Tangible book value per common share at end of period	4.55	4.37	4.69	4	(3)

Average common shares — basic	716,911	716,580	589,708	—	22
Average common shares — diluted(2)	719,567	719,387	589,708	—	22

Return on average assets	0.76%	0.38%	(1.28)%
Return on average shareholders’ equity	7.3	3.6	(12.5)
Return on average tangible shareholders’ equity(3)	8.9	4.9	(13.3)
Net interest margin(4)	3.45	3.46	3.20
Efficiency ratio(5)	60.6	59.4	61.4
Effective tax rate (benefit)	22.7	21.5	(35.4)

Average loans and leases	$37,214,601	$37,088,710	$37,855,198	—	(2)
Average loans and leases — linked quarter annualized growth rate	1.4%	1.2%	(11.8)%
Average earning assets	$47,511,255	$46,606,002	$45,525,113	2	4
Average total assets	52,716,881	51,703,334	51,679,535	2	2
Average core deposits(6)	38,009,764	37,798,482	35,343,970	1	8
Average core deposits — linked quarter annualized growth rate	2.2%	5.7%	10.3%
Average shareholders’ equity	$5,519,638	$5,397,704	$5,285,473	2	4

Total assets at end of period	53,246,776	51,770,838	52,512,659	3	1
Total shareholders’ equity at end of period	5,567,403	5,438,436	5,675,106	2	(2)

Net charge-offs (NCOs)	184,514	279,228	355,942	(34)	(48)
NCOs as a % of average loans and leases	1.98%	3.01%	3.76%
Nonaccrual loans and leases (NALs)	$981,780	$1,201,349	$2,181,065	(18)	(55)
NAL ratio	2.62%	3.25%	5.85%
Nonperforming assets (NPAs)	$1,104,864	$1,582,702	$2,344,042	(30)	(53)
NPA ratio	2.94%	4.24%	6.26%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	3.56	3.79	2.77
ALLL plus allowance for unfunded loan commitments and letters of credit (ACL) as a % of total loans and leases at the end of period	3.67	3.90	2.90
ACL as a % of NALs	140	120	50
ACL as a % of NPAs	125	91	46
Tier 1 leverage ratio(7)	10.54	10.45	11.30
Tier 1 common risk-based capital ratio(7)	7.36	7.06	7.82
Tier 1 risk-based capital ratio(7)	12.76	12.51	13.04
Total risk-based capital ratio(7)	15.02	14.79	16.23
Tangible common equity / risk-weighted assets ratio	11.56	11.36	11.41
Tangible equity / tangible assets ratio(8)	9.43	9.43	9.71
Tangible common equity / tangible assets ratio(9)	6.20	6.12	6.46
N.M., not a meaningful value.
See Notes to the Quarterly Key Statistics and Year-to-Date Key Statistics.

HUNTINGTON BANCSHARES INCORPORATED
Year to Date Key Statistics(1)
(Unaudited)

	Nine Months Ended September 30,		Change
(dollar amounts in thousands, except per share amounts)	2010	2009	Amount	Percent

Net interest income	$1,203,511	$1,050,223	$153,288	15%
Provision for credit losses	547,574	1,180,680	(633,106)	(54)
Noninterest income	777,638	761,099	16,539	2
Noninterest expense	1,239,213	3,710,848	(2,471,635)	(67)

Income (Loss) before income taxes	194,362	(3,080,206)	3,274,568	N.M.
Provision (Benefit) for income taxes	4,915	(355,714)	360,629	N.M.

Net Income (Loss)	$189,447	$(2,724,492)	$2,913,939	N.M. %

Dividends on preferred shares	88,278	145,467	(57,189)	(39)

Net income (loss) applicable to common shares	$101,169	$(2,869,959)	$2,971,128	N.M. %

Net income (loss) per common share — diluted	$0.14	$(6.08)	$6.22	N.M. %
Cash dividends declared per common share	0.03	0.03	—	—

Average common shares — basic	716,604	471,958	244,646	52
Average common shares — diluted(2)	719,182	471,958	247,224	52

Return on average assets	0.49%	(6.95)%
Return on average shareholders’ equity	4.7	(62.7)
Return on average tangible shareholders’ equity(3)	6.1	(2.6)
Net interest margin(4)	3.46	3.09
Efficiency ratio(5)	60.0	57.6
Effective tax rate (benefit)	(2.5)	(11.5)

Average loans and leases	$37,095,295	$39,231,633	$(2,136,338)	(5)
Average earning assets	46,790,569	45,854,670	935,899	2
Average total assets	52,044,466	52,434,200	(389,733)	(1)
Average core deposits(6)	37,696,027	34,287,536	3,408,491	10
Average shareholders’ equity	5,427,591	5,805,431	(377,840)	(7)

Net charge-offs (NCOs)	702,223	1,031,840	(329,617)	(32)
NCOs as a % of average loans and leases	2.52%	3.51%
N.M., not a meaningful value.
See Notes to the Quarterly Key Statistics and Year-to-Date Key Statistics.
Notes to the Quarterly Key Statistics and Year-to-Date Key Statistics

(1)	Comparisons for all presented periods are impacted by a number of factors. Refer to “Significant Items”.

(2)	For all periods presented, the impact of the convertible preferred stock issued in 2008 was excluded from the diluted share calculation because the result would have been higher than basic earnings per common share (anti-dilutive) for the periods.

(3)	Net income (loss) excluding expense for amortization of intangibles for the period divided by average tangible shareholders’ equity. Average tangible shareholders’ equity equals average total shareholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles and average intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.

(4)	On a fully-taxable equivalent (FTE) basis assuming a 35% tax rate.

(5)	Noninterest expense less amortization of intangibles and goodwill impairment divided by the sum of FTE net interest income and noninterest income excluding securities gains (losses).

(6)	Includes noninterest-bearing and interest-bearing demand deposits, money market deposits, savings and other domestic deposits, and core certificates of deposit.

(7)	September 30, 2010, figures are estimated. Based on an interim decision by the banking agencies on December 14, 2006, Huntington has excluded the impact of adopting ASC Topic 715, “Compensation — Retirement Benefits”, from the regulatory capital calculations.

(8)	Tangible equity (total equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.

(9)	Tangible common equity (total common equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.